Exhibit 99.1

Allied Capital Declares Dividend of $0.57 Per Share;
Earnings to be Released May 6, 2005; Conference Call Scheduled

April 27, 2005 –– Washington, DC –– Allied Capital Corporation (NYSE: ALD) today announced that it has declared a second quarter dividend of $0.57 per share. This dividend represents the 167th consecutive quarterly dividend for Allied Capital shareholders since 1963. Allied Capital distributed a total of $2.30 per share to shareholders for 2004, including $2.28 per share in regular quarterly dividends and a $0.02 per share extra dividend.

. The dividend is payable as follows:
Record date: Payable date:	June 10, 2005 June 30, 2005

Earnings to be Released May 6, 2005; Investor Web Cast/Conference Call Scheduled
Allied Capital Corporation (NYSE: ALD) will release first quarter 2005 results on Friday, May 6, 2005, before the market opens. The company will host a webcast/conference call at 11:00 a.m. (Eastern Time) that morning to discuss the results for the quarter. All interested parties are welcome to attend the live webcast, which will be hosted through our web site at www.alliedcapital.com. Please visit the web site to test your connection before the call. You can also access the conference call by dialing (888) 689-4612 approximately 15 minutes prior to the call. International callers should dial (706) 645-0106. All callers should reference the passcode “Allied Capital”.

An archived replay of the event will be available through May 20, 2005, by calling (800) 642-1687 (international callers please dial (706) 645-9291). Please reference passcode “5844320”. An archived replay will also be available on our website. For complete information about the webcast/conference call and the replay, please visit our web site or call Allied Capital Investor Relations at (888) 818-5298.

About Allied Capital
Allied Capital Corporation, a leading business development company with total assets of more than $3 billion, has paid regular, quarterly cash dividends to shareholders since 1963. Allied Capital invests in the American entrepreneurial economy by providing capital to companies seeking a long-term financial partner and access to managerial resources often unavailable to smaller companies. Since its IPO in 1960, the Company has provided long-term debt and equity financing to thousands of middle market companies. In serving its shareholders, Allied Capital helps build middle market businesses and support American jobs. The Company’s private finance portfolio includes investments in over 100 companies with aggregate revenues of approximately $11 billion, supporting more than 100,000 jobs.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the Company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.

Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Allied Capital’s periodic filings with the Securities and Exchange Commission.

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